SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                SCHEDULE 13G
                               (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
         RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)


                         Nextel Communications Inc.
                         --------------------------
                              (Name of Issuer)


                          Preferred Stock Series M
                      -------------------------------
                       (Title of Class of Securities)


                                 65332V863
                   --------------------------------------
                               (CUSIP Number)


                               April 26, 2002
                  ---------------------------------------
          (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No.  65332V863            13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON              Aspen Partners
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       0
        BENEFICIALLY             ---------------------------------------------
          OWNED BY                6     SHARED VOTING POWER
            EACH                        72,200
          REPORTING              ---------------------------------------------
           PERSON                 7     SOLE DISPOSITIVE POWER
            WITH                        0
                                 ---------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        72,200

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          72,200

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  12.21%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN
-------------------------------------------------------------------------------




CUSIP No.  65332V863                     13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                  Aspen Capital LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY
-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       72,200
          REPORTING              ----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                 ----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       72,200

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          72,200
-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  12.21%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          00
-------------------------------------------------------------------------------





CUSIP No. 65332V863                    13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON               Aspen Advisors LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY
-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY                6     SHARED VOTING POWER
            EACH                        88,620
          REPORTING               ---------------------------------------------
           PERSON                 7     SOLE DISPOSITIVE POWER
            WITH                        0
                                  ---------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        88,620
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          88,620
-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  14.99%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          00
-------------------------------------------------------------------------------



CUSIP No.  65332V863                    13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON            Nikos Hecht
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY
-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       88,620
          REPORTING              ----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                 ----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       88,620
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          88,620
-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  14.99%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------





Item 1(a).        Name of Issuer.

                  Nextel Communications, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  2001 Edmund Halley Drive, Reston, VA  20191

Item 2(a).        Name of Person Filing.

                  1. Aspen Partners, a series of Aspen Capital Partners, LP (the "Partnership")

                  2. Aspen Capital LLC, its General Partner (the "General Partner")

                  3. Aspen Advisors LLC, investment adviser to Aspen Partners & others, including two managed accounts holding securities of the issuer (the "Adviser)

                  4. Nikos Hecht, Managing Member of the General Partner and the Adviser

Item 2(b).        Address of Principal Business Office or, if None, Residence.
                  c/o Aspen Advisors LLC
                  152 W. 57th Street, 46th Floor, New York, NY 10019

Item 2(c).        Citizenship.

                  The Partnership, General Partner and Adviser: Delaware Nikos Hecht

Item 2(d).        Title of Class of Securities.

                  Preferred Stock Series M

Item 2(e).        CUSIP Number.

                  65332V863

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                  (b)      [ ] Bank as defined in Section 3(a)(6) of the
                           Exchange Act.

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act.

Item 4.           Ownership.

                  The Partnership directly owns 72,200 shares of the preferred stock series M of the Issuer (the "Preferred Stock"). The General Partner is deemed to beneficial own 72,200 shares of the Preferred Stock. The Adviser and Nikos Hecht are each deemed to beneficially 88,620 shares of the Preferred Stock. There are 591,308 shares of the Issuer's Preferred Stock outstanding. Thus, the Partnership's ownership percentage of the Preferred Stock is 12.21%. The General Partner is deemed to own a 12.21% interest, and the Adviser and Nikos Hecht are each deemed to own a 14.99% interest in the Preferred Stock. The Partnership, the General Partner, the Adviser and Nikos Hecht each share the power to vote and the power to dispose of 72,200 shares of the Preferred Stock of the Issuer directly held by the Partnership. The Adviser and Nikos Hecht each share the power to vote and the power to dispose of an additional 16,420 shares. Thus the Advisor and Nikos Hecht share the power to vote and the power to dispose of 88,620 shares of Preferred Stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The Adviser manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the Preferred Stock, except Aspen Partners.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 3, 2002

                                            ASPEN PARTNERS
                                            By: Aspen Capital LLC, General
                                                Partner


                                            By: /s/ Nikos Hecht
                                               -------------------------------
                                               Nikos Hecht
                                               Title:  Managing Member


                                            ASPEN CAPITAL LLC


                                            By: /s/ Nikos Hecht
                                               ------------------------------
                                               Nikos Hecht
                                               Title:  Managing Member


                                            ASPEN ADVISORS LLC


                                            By: /s/ Nikos Hecht
                                               ------------------------------
                                               Nikos Hecht
                                               Title:  Managing Member


                                            NIKOS HECHT


                                            By: /s/ Nikos Hecht
                                               ------------------------------
                                                  Nikos Hecht